UNITED STATES
SECURITIES AND EXCHANGE COMMISION
 Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

VERDE RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	27-2448672
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Unit 1503, 15/F, The Phoenix
21-25 Luard Road, Wanchai, Hong Kong
 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:                                                                                                                                              None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [X]

Securities Act registration statement file number to which this form relates.  None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common
 (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

The following description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Certificate of Incorporation and bylaws, copies of which were filed as exhibits to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on June December 2, 2010.

The authorized capital stock of our company consists of 250,000,000 shares of common stock, at $0.001 par value.

Common Stock
The holders of our common stock (i) have equal ratable rights to dividends from funds legally available, therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.  All shares of Common Stock now issued and outstanding and all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid for and non-assessable.  Reference is made to the Company's Articles of Incorporation, By-laws, and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of the Company's securities.

Preferred Stock

While our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $0.001 par value per share, no preferred shares have been issued nor are contemplated to be issued in the near future.

Non-cumulative Voting
Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company's Board of Directors currently plans to retain earnings for the development and expansion of the Company's business.  Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions, and such other factors as the Board of Directors may deem relevant.

Item 2.  Exhibits

Exhibit No.	Description

3.1
Articles of Incorporation of Verde Resources, Inc. dated April 22, 2010, incorporated herein by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 2, 2010.

3.2	By-Laws of Verde Resources, Inc. incorporated herein by reference to the Current Report filed with the Securities and Exchange Commission on July 19, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERDE RESOURCES

/s/ "Wu Ming Ding"	August 29, 2014
WU MING DING, PRESIDENT	Date